CODE OF ETHICS

Restated September 12, 2013

TABLE OF CONTENTS

INTRODUCTION

STANDARDS OF CONDUCT AND FIDUCIARY DUTY

GIFTS AND BUSINESS ENTERTAINMENT

Gifts & Entertainment Reporting

Additional Labor Organization Reporting

INSIDER TRADING

1. Overview

2. Policy on Insider Trading

A. Who is an Insider?

B. What is Material Information?

C. What is Nonpublic Information?

D. Identifying Inside Information

CONFIDENTIAL INFORMATION

1. General

2. IronHorse Proprietary Information

3. Third Party Proprietary Information

4. Security of Confidential Personal Information

SERVICE ON BOARDS OF DIRECTORS AND OTHER OUTSIDE ACTIVITIES

PERSONAL SECURITIES TRADING

1. Trading in General

3. Employee Trading

A. Initial & Annual Holdings Reports

B. Quarterly Transaction Reports

C. Pre-Clearance Required for Participation in IPOs and Private or Limited Offerings

REPORTING VIOLATIONS & REMEDIAL ACTIONS

INTERPRETATIONS AND EXCEPTIONS

CERTIFICATE OF RECEIPT AND COMPLIANCE

DEFINITIONS

APPENDIX I

Personal Securities Initial & Annual Holdings Report

APPENDIX II

IronHorse Quarterly Securities  Transaction and Gift Report

INTRODUCTION

As an investment advisor, IronHorse Capital Management (herein “IronHorse” or the “Firm”) stands in a position of trust and confidence with respect to our clients. Accordingly, we have a fiduciary duty to place the interests of our clients before the interests of IronHorse and our Supervised Persons. [See Definition of Supervised Persons]

IronHorse expects each of its Supervised Persons to conduct him or herself with integrity, honesty and professionalism.  To provide general guidance to Supervised Persons, IronHorse requires each employee, officer and representative to comply with the principles and standards of conduct contained in this Code of Ethics (“Code”),1 as revised from time to time.  This Code supersedes any prior Codes or policies but should be read in conjunction with the firm’s Policies and Procedures Manual.  Any violation of this Code of Ethics by any employee may result in disciplinary action, up to and including discharge.

Each Supervised Person is responsible for reading, understanding and consenting to comply with the policies contained in this document. This Code will be reviewed on a periodic basis (at least annually) and any significant changes to either regulatory or firm policies will result in the distribution of updates to the Code. Each employee must retain a copy of this Code. This document is the exclusive property of IronHorse and must be returned should your association with IronHorse terminate for any reason.

A written Code cannot answer all questions raised in the context of business relationships and the provisions of the Code are not all-inclusive. The provisions of this Code are intended to serve as a guide for Supervised Persons of IronHorse in their conduct. Thus, each Supervised Person is required to recognize and respond appropriately to specific situations as they arise. In those situations where a Supervised Person may be uncertain as to the intent or purpose of the Code, he or she is advised to consult with the Chief Compliance Officer, who may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of Supervised Persons.

Appendices: The following appendices are attached to this Code and are a part of this Code:

I.

Form for report of initial and annual personal securities holdings.

II.

Form for report of quarterly of personal securities transactions.

A separate acknowledgment of receipt of this Code is included as an Appendix to IronHorse’s Policies and Procedures Manual. Each Supervised Person must complete this acknowledgement upon hiring.

_________________________

1 IRONHORSE RESERVES THE RIGHT TO AMEND OR OTHERWISE REVISE THIS CODE OF ETHICS AT ANY TIME AND WITHOUT PRIOR NOTICE. IRONHORSE WILL ENDEAVOR TO NOTIFY ITS SUPERVISED PERSONS PROMPTLY OF ANY CHANGE HERETO.

STANDARDS OF CONDUCT AND FIDUCIARY DUTY

This Code of Ethics is based on the principle that you, as a Supervised Person of IronHorse, owe a fiduciary duty to Advisory Clients for which IronHorse serves as an advisor. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients.

This Code is intended to comply with the various provisions of the Investment Advisers Act of 1940 and also requires that all Supervised Persons comply with federal securities laws, including the Investment Advisers Act of 1940, as amended and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Pursuant to Section 206 of the Advisers Act, both IronHorse and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that IronHorse has an affirmative duty of utmost good faith to act solely in the best interests of our Advisory Clients.

At all times, you must:

1. Place the interests of our Advisory Clients first.  In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients.  You may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client.

2. Duty of loyalty to clients. IronHorse and its Supervised Persons owe a duty of loyalty to Advisory Clients and to always act in utmost good faith, place our clients’ interests first and foremost and to make full and fair disclosure of all material facts including conflicts of interest. Our firm also has a duty to ensure that investment advice is suitable to meeting each client’s individual and unique goals and objectives, needs and circumstances.

3. Conduct all of your personal securities transactions in full compliance with this Code. You must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety.  Accordingly, you must comply with the policies and procedures set forth in this Code. Doubtful situations should be resolved against your personal trading.

4. Avoid taking inappropriate advantage of your position.  The receipt of investment opportunities, gifts or gratuities from persons seeking business with IronHorse directly or on behalf of an Advisory Client could call into question the independence of your business judgment.  Accordingly, you must comply with the policies and procedures set forth in this Code.  Doubtful situations should be resolved against your personal interests.

5. Investing is a good practice.  IronHorse believes that personal investing which is consistent with IronHorse’s investment philosophy does not interfere with clients’ services and interests, and accordingly, encourages personal investing.  On the other hand, IronHorse believes that short-term trading is inconsistent with the IronHorse’s investment philosophy, which emphasizes an investment rather than a trading approach to the achievement of favorable investment results.

This Code is adopted pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 applicable to all registered investment advisors, and Section 204A of the Investment Advisers Act of 1940 that registered investment advisors adopt procedures reasonably designed to prevent the misuse of material, nonpublic information.

GIFTS AND BUSINESS ENTERTAINMENT

Supervised Persons should conduct themselves in such manner as to avoid potentially embarrassing situations when giving or receiving gifts and/or business entertainment.  Each individual should understand what constitutes an appropriate gift or entertainment as well as the bounds of law and reasonable propriety.

If Supervised Persons are offered gifts, gratuities or other favors, they should simply ask themselves three questions:

(i)

Is the giver attempting to influence my judgment? (ii)   Would an outsider think so?

(iii)  If I accept this gift, will I feel indebted or obligated in some way to the giver?

By refusing inappropriate inducements of any kind, Supervised Persons will be preserving assets of far greater value: their good name, the reputation of IronHorse, and our clients’ financial welfare.

Supervised Persons may not accept any gift, gratuity or other thing of more than nominal value (greater than $300), from any person or entity that does business, or desires to do business, with IronHorse directly or on behalf of an Advisory Client. You may accept gifts from a single giver so long as the aggregate annual value does not exceed $300.  You also may attend business meals, sporting events and other entertainment events at the expense of a giver (or at your expense for another), so long as the expense is reasonable, both you and the giver are present, and the events are not excessively frequent.  The acceptance of tickets to any event where the giver or you does not attend is considered a gift subject to the $300 annual limit rather than a business meal or other entertainment event.  Examples of events that may be considered an unreasonable expense would be World Series or Super Bowl tickets, and vacation trips. You shall not give any gift, gratuity or other thing, or provide business entertainment, which would be construed as unreasonable in value with the intent or purpose of influencing a third party’s business relationship with IronHorse.

You further may not accept any gift or business entertainment in excess of $10 from any person in relation to qualified ERISA plans.  This does not include simplified employee pension plans (SEPs), SIMPLE retirement accounts, and IRAs, or to employee welfare benefit plans.  The provisions of Title I of ERISA cover most private sector employee benefit plans. Such plans are voluntarily established and maintained by an employer, an employee organization, or jointly by one or more such employers and an employee organization.  Exceptions to the gift limit may be made by the Chief Compliance Officer.  Supervised Persons should request exceptions for personal circumstances in which the employee has a personal relationship with a third party (such as receiving or providing personal gifts as wedding gifts, or gifts for the birth of a child).

Supervised Persons are prohibited from giving or providing any gift, including a personal gift, to any official of a Public Fund without the express prior approval of the Chief Compliance Officer.

Gifts & Entertainment Reporting

All gifts, business meals, sporting events and other entertainment events of which you are the recipient must be reported to the Chief Compliance Officer via email if the value is reasonably judged to exceed $300.  Reporting must include the name(s) of the giver, the date, the organization of the giver, a description of the gift or event, and the value or estimated value of the gift or event.

Additional Labor Organization Reporting

In addition, any gifts, any payment of money or anything of value made directly or indirectly by you to a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization (including union officials serving in some capacity to a Taft-Hartley Plan) must be reported to the Chief Compliance Officer.  All items regardless of the amount or value must be reported. Following are examples of potentially reportable items:

•

Advertising at union or Taft-

•

Meals

•

Gifts (e.g., holiday gifts)

•

Travel and lodging costs

•

Bar bills

•

Sporting event tickets

•

Theatre tickets

•

Clothing or equipment

•

Raffle donations

•

Retirement dinners

•

Golf (including charity golf tournaments)

•

Hole sponsorships for golf tournament

•

Advertising at union or Taft-Hartley fund related functions

•

Sponsorship of union conferences, picnics, other events

•

Donations to union related charities or scholarship funds

•

Conferences attended by union officials, Supervised Persons, etc.

•

Receptions attended by union officials, Supervised Persons, etc.

•

Donations for apprenticeship graduation dinners

INSIDER TRADING

These procedures are intended to prevent the use of material, nonpublic information by Supervised Persons and to prevent, detect and correct any violations of the prohibition on insider trading. IronHorse strictly prohibits trading while in possession of material, nonpublic information, tipping of nonpublic information, and scalping by all Supervised Persons for their personal accounts or for Advisory Clients.

1. Overview

Insider trading is based on a simple, well-established principle:  if you receive material, nonpublic information about a public company from any source, you are prohibited from discussing or acting on that information.

Under the Advisers Act, the SEC may sue any person (or any person who controls or supervises such person) who trades while in possession of “material, nonpublic information” or who communicates or “tips” such information.  Trading the securities of any company while in possession of material, nonpublic information about that company is generally prohibited by the securities laws of the United States and firm policy.  Under insider trading laws, a person or company that illegally trades in securities of a company while in possession of material, nonpublic information about that company may be subject to severe sanctions, including civil penalties, fines and imprisonment.

The rules contained in this Code apply to securities trading and information handled by Supervised Persons of IronHorse.  The law of insider trading is complicated and continuously developing. Individuals may be uncertain about the application of insider trading rules in some circumstances and any questions about insider trading rules should be addressed with the Chief Compliance Officer.  You must notify the Chief Compliance Officer immediately if you have any reason to believe that insider trading has occurred or is about to occur.

2. Policy on Insider Trading

No person to whom these procedures apply may trade, either personally or on behalf of others (such as Advisory Client accounts managed by IronHorse), while in possession of material, nonpublic information, nor may any Supervised Person communicate material, nonpublic information to others in violation of the law.

A.  Who is an Insider?

Corporate insiders who possess material, nonpublic information about a corporation may be required either to disclose that information to the investing public or to refrain from passing such information along to others, trading in or recommending the purchase or sale of the corporation’s securities.  Similarly, as a general rule, those to whom corporate insiders “tip” material, nonpublic information must refrain from passing such information along to others, trading in or recommending the corporation’s securities.  In addition, under most circumstances, tipping or trading on material, nonpublic information about atender offer may violate the rules of the SEC.  Tipping may include spreading rumors about potential tender offers.  For example, personnel may not pass along a rumor regarding a tender offer to those who are likely to trade on the information or further spread the rumor if the rumor emanated, directly or indirectly, from someone connected with the target, the offeror, or their respective officers, directors, partners, employees or persons acting on their behalf, even if such information was inadvertently communicated

B.  What is Material Information?

The question of whether information is material is not always easily resolved.  Generally, the courts have held that a fact is material if there is substantial likelihood that a reasonable investor would consider the information “important” in making an investment decision.  As such, material information would include information which would likely affect the market price of any securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. Examples of material information may include the following:

•

Significant dividend increases or decreases

•

Significant earnings information or estimates

•

Significant changes in earnings information or estimates previously released by a company

•

Significant expansion or curtailment of operations

•

Significant increases or declines in orders

•

Significant merger, acquisition or divestiture proposals or agreements

•

Significant new products or discoveries

•

Extraordinary borrowing

•

Major litigation

•

Significant liquidity problems

•

Extraordinary management developments

•

Purchase or sale of substantial assets

•

Capital restructuring, such as exchange offers

•

Block and/or Restricted Securities transactions

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material, nonpublic information” relates not only to issuers but also to IronHorse's securities recommendations and client securities holdings and transactions.

C.  What is Nonpublic Information?

Information is “nonpublic” if it has not been disclosed generally to the investing public. Information is made public if it has been broadly disseminated and made available to the general public by publication in the newspapers or other media or if it has been the subject of a press release addressing the general investing public.  However, information is not necessarily made public merely because such information is communicated through rumors or other unofficial statements in the marketplace.

D.  Identifying Inside Information

Before executing any trade for yourself or others, including private accounts managed by IronHorse, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•

Prior to taking any action, report the information and proposed trade immediately to the Chief Compliance Officer;

•

Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by the firm;

•

Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer; and

•

After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the Chief Compliance Officer before taking any action or engaging in any transaction which inside information may have been provided. This degree of caution will protect you, our clients, and the firm.

The Chief Compliance Officer shall use the following reviews and procedures to detect any possible trading on inside information:

•

review of the personal securities statements for all Supervised Persons and any related accounts;

•

review of trading activity in Advisory Client accounts;

•

investigation of any circumstances about any possible receipt, trading or other use of inside information.

CONFIDENTIAL INFORMATION

1. General

In the course of investment advisory activities at IronHorse, the firm gains access to nonpublic information about its clients. Such information may include the status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by IronHorse to clients, and data or analyses derived from such nonpublic personal information (collectively referred to as “Confidential Client Information¨). All Confidential Client Information, whether relating to IronHorse's current or former clients, is subject to IronHorse’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

All Supervised Persons must safeguard confidential information about clients, potential clients, and their accounts (including profit data, credit information, financial condition, and business transactions). In particular:

•

Caution and discretion are required in the discussion, use and sharing of confidential information even within IronHorse. Such matters should not be discussed among Supervised Persons unless there is a valid business reason (e.g., a “need to know”) for doing so. All information regarding IronHorse’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and/or the client's direction.  Information should only be shared as necessary to provide service that the client requested or authorized, or to maintain and service the client's account.

•

IronHorse will require that any financial intermediary, agent or other service provider utilized by IronHorse (such as broker-dealers, back office service providers or sub-advisors) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by IronHorse only for the performance of the specific service requested by IronHorse.

•

Requests for information or references regarding current or former clients and Supervised Persons should be referred to the Chief Compliance Officer.

•

The disclosure of information concerning a potential, current or former client is permitted only when it complies with applicable federal or state laws.

•

Inquiries for confidential information by tax authorities, law enforcement agencies, regulatory authorities, attorneys, or private parties shall not be responded to unless IronHorse has received either written consent of the individual, or the appropriate court order or subpoena, and release has been authorized under normal operational procedures.  Please consult with, or inform, the Chief Compliance Officer if you receive such a request.

•

Supervised persons should avoid any discussion of confidential information or client relationships in public places.

•

All Supervised Persons are prohibited, either during or after the termination of their employment with IronHorse, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. Any Supervised Person who violates the non- disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

2. IronHorse Proprietary Information

IronHorse provides its Supervised Persons with access to its physical resources, electronic media and proprietary information, as well as technology developed or used by IronHorse.  Supervised Persons are responsible for the proper use of IronHorse’s physical resources, electronic media, proprietary information and technology.  Accordingly, Supervised Persons may not disseminate, sell or otherwise use IronHorse’s physical resources, electronic media, proprietary information or technology for their personal benefit or for the benefit of a third party.  This restriction continues to apply after employment terminates, regardless of the reason for termination.  IronHorse’s resources and electronic media may be used only for those activities that are directly related to IronHorse’s business or that has been approved in advance.

Supervised Persons should be aware that any product, program, or writing developed or produced by IronHorse’s Supervised Persons during job time, by using IronHorse’s facilities, or as a result of performing their job responsibilities, is the property of IronHorse.

Supervised Persons should take appropriate steps to protect all of IronHorse’s proprietary interests, both while employed by IronHorse and after employment with IronHorse.  Further, copying any records for any purpose other than a necessary job-related activity is strictly prohibited.  No IronHorse records, information, or copies thereof may be retained by an employee following termination of employment.

3. Third Party Proprietary Information

Supervised Persons are responsible for using the patented, copyrighted, or other proprietary material or information (including software) of a third party in compliance with applicable provisions of any contract between IronHorse and the third party.  IronHorse, as well as individual Supervised Persons, may be held liable for both civil damages and criminal penalties for copyright, trademark, or patent infringement and for any other illegal or improper use of another’s property.  Supervised Persons should also be aware that other uses of third party materials or information, such as the duplication of computer software and the downloading of data from information retrieval services (databases), may also require the owner’s permission. Thus, Supervised Persons may not use IronHorse's technology resources to copy, retrieve, forward or send copyrighted materials unless the employee has the author's permission. Supervised Persons are encouraged to consult their immediate supervisors or the Chief Compliance Officer regarding the photocopying, duplication, reproduction, data downloading, or other use of proprietary material or information owned by a third party.

4. Security of Confidential Personal Information

IronHorse enforces the following policies and procedures to protect the security of Confidential Client Information:

•

The firm restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide IronHorse's services to clients;

•

Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•

All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

•

Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations; and

•

Confidential information to be destroyed must be disposed in a manner to reasonably safeguard any confidential information.

SERVICE ON BOARDS OF DIRECTORS AND OTHER OUTSIDE ACTIVITIES

Current information regarding our Supervised Persons is crucial to IronHorse's overall supervisory effort. To help maintain current information and ensure awareness of all information regarding Supervised Persons, IronHorse requires each employee to disclose to IronHorse (and maintain current) the following information:

•

Outside Business Activities, including Service on a Board of Directors: Each IronHorse employee must obtain the approval of the Chief Compliance Officer of IronHorse prior to (1) accepting employment of any type outside IronHorse, (2) serving as an officer or director of any business, or (3) having a financial interest in another business organization other than a public company. Any employee who engages in such approved activity or business should limit such business or activities from IronHorse's office and should not otherwise behave in such manner that might imply that such activities are being conducted by or with the approval of IronHorse.

•

Communications with the Media: IronHorse policy prohibits Supervised Persons from participating in any communication with the media including, but not limited to, conducting interviews with the media, writing newspaper or magazine articles and making radio/TV appearances, without obtaining the approval of the Chief Compliance Officer. Supervised Persons are required to identify any such communications in which they participate.

•

Pre-Hire Checks: IronHorse may investigate each applicant’s character, business repute, qualifications (including the verification of employment history with previous employers, educational checks and credit checks), and experience before hiring such applicant and maintain the documentation of the steps taken in the hiring process. It shall be the obligation of the Chief Compliance Officer to obtain and review the latest filed Form U-4 and Form U-5 and review the applicant’s history in the Central Registration Depository for all newly hired advisory personnel who are filed through FINRA.

•

Changes to Form U-4: Each registered investment advisor representative of

IronHorse should alert the Chief Compliance Officer of any change to such registered representative’s Form U-4 so that the Form U-4 reflects the most current information regarding such registered representative at all times.

PERSONAL SECURITIES TRADING

1. Trading in General

Each Supervised Person is expected to devote his or her workdays to serving the interests of clients and IronHorse. All Supervised Persons are required to follow reporting procedures below and shall disclose to IronHorse information on any Beneficial Ownership of Covered Securities [See Definitions Section] or other investments that may have an effect on the ability to make unbiased and objective recommendations.

2. Beneficial Ownership

To determine whether a person has “Beneficial Ownership,” Supervised Persons are considered to have Beneficial Ownership of Securities if such Supervised Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise have or share a direct or indirect “pecuniary interest” in such Securities.

A Supervised Person has a pecuniary interest in the Securities if such Supervised Person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect pecuniary interest in Securities:

•

Securities held by members of a Supervised Person’s immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide such Supervised Person with any economic benefit.

•

Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

•

Supervised Person’s proportionate interests as a general partner in portfolio Securities held by a general or limited partnership.

•

Supervised Person’s interests as a manager-member in the Securities held by a limited liability company.

Supervised Persons do not have an indirect pecuniary interest in the portfolio Securities held by a corporation or similar entity in which you own securities if such Supervised Person is not a controlling shareholder of the entity and do not have or share investment control over the entity’s portfolio.

The following circumstances constitute Beneficial Ownership of Securities held by a trust by a

Supervised Person:

•

If a Supervised Person is a trustee of the Trust and has a pecuniary interest in any holding or transaction in the issuer’s securities held by the Trust as well as if a Supervised Person is trustee and members of such Supervised Person’s immediate family receive certain performance fees or a member of such Supervised Person’s immediate family is a beneficiary to the Trust.

•

If a Supervised Person is a beneficiary to a Trust and such Supervised Person

(a) shares investment control with the trustee with respect to a trust transaction, the transaction shall be attributed to such Supervised Person as well as the trust, (b) has investment control with respect to a trust transaction without consultation with the trustee, the transaction shall be attributed to such Supervised Person and (c) such Supervised Person shall be deemed to have pecuniary interest in the issuer’s securities held by a trust to the extent of such Supervised Person’s pro rata interest in the trust where the trustee does not exercise exclusive control.  For instance, a Supervised Person who holds securities as a beneficiary of a trust over which he has investment discretion, such as a 401(k) or other participant-directed employee benefit plan, would be considered beneficial owner of securities in the plan.

•

If a Supervised Person is a settlor of a trust and reserve the right to revoke the trust without the consent of another person, the trust holdings and transactions shall be attributed to you; provided, however, if the settlor does not exercise or share investment control over the issuer’s securities held by the trust, the trust holdings and transactions shall be attributed to the Trust instead of you as settlor.

3. Employee Trading

Every Supervised Person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer, which must contain the information described below.  In lieu of providing quarterly transaction reports with personal securities transaction information to the Chief Compliance Officer, Supervised Persons are encouraged to arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements to the Chief Compliance Officer, or to maintain their accounts with a brokerage firm with which IronHorse may have access to Supervised Persons’ personal account information.

A. Initial & Annual Holdings Report

If you are a new Supervised Person, you must report no later than ten (10) days after you become a Supervised Person to the Chief Compliance Officer the following information:

i. the title and type of security, ticker symbol or CUSIP number as appropriate, number of shares and principal amount of each Covered Security in which the Supervised Person had any direct or indirect Beneficial Ownership when the person became a Supervised Person;

ii. the name of any broker, dealer or bank with whom the Supervised Person maintained an account in which any Reportable Securities were held for the direct or indirect benefit of the Supervised Person as of the date the person became a Supervised Person*; and

iii.the date that the report is submitted.

*

Note the report requires disclosure of the name of any broker-dealer or bank with which the Supervised Person has an account in which any Covered Securities are held for his or her direct or indirect benefit.

Each Supervised Person must submit annually thereafter a holdings report setting forth the above-specified information which must be current as of a date no more than forty-five (45) days before the report is submitted.  The form used to report initial and annual personal holdings is set forth in the Appendix to this Code.

B. Quarterly Transaction Reports

Every Supervised Person must report to the Chief Compliance Officer no later than thirty

(30) days after the end of the calendar quarter, the following information:

i.

With respect to any transaction during the quarter in a Covered Security in which the Supervised Person had any direct or indirect Beneficial Ownership:

a.  The date of the transaction, the title, ticker symbol or CUSIP as appropriate, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

b.  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.  The price of the Covered Security at which the transaction was effected;

d.  The name of the broker, dealer or bank with or through which the transaction was effected; and

e.  The date that the report is submitted by the Supervised Person.

The foregoing Item ii includes reporting securities acquired through a gift or inheritance.

ii.   With respect to any account established by the Supervised Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Supervised Person:

a.  The name of the broker, dealer or bank with which the Supervised Person established the account;

b.  The date the account was established; and

c.  The date that the report is submitted by the Supervised Person.

iii.  If a Supervised Person instructs all broker-dealers, who hold Covered Securities in which such Supervised Person has beneficial ownership, to provide duplicate account statements required under the above section to the Chief Compliance Officer within the time period required for a Quarterly Transaction Report (i.e., within 30 days after the end of the applicable calendar quarter) and provides the information required in part b. above, then such Supervised Person need only represent on the Quarterly Transaction Report:

a.  that he/she has directed all broker-dealers who hold any Covered Securities in which such Supervised Person has beneficial ownership to send duplicate confirmations and account statements to the Chief Compliance

Officer;

b.  the form of such confirmations, account statements or records provided to IronHorse contains all the information required in a Quarterly Transaction Report; and

c.  with respect to any account established during the applicable quarter in which the Supervised Person has beneficial ownership in Covered Securities, the information provided in accordance with part b. is true and accurate.

It is the obligation of each Supervised Person relying on part iii to ensure compliance with its requirements.  The Form used for the Quarterly Transaction Report has been attached as Appendix II.

Exception to Reporting Requirements:

A person need not make a report to the Chief Compliance Officer under the Reporting Section above with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.  (For example, if Supervised Person makes an affirmative demonstration that control has been delegated to an independent third party, or that Supervised Person’s ownership involves a blind trust.)

C. Pre-Clearance Required for Participation in IPOs and Private or Limited

Offerings

No Supervised Person shall acquire any beneficial ownership in any securities in an Initial Public Offering or any securities in a limited offering or private placement for his or her account without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

REPORTING VIOLATIONS & REMEDIAL ACTIONS

All supervised persons shall promptly report to their supervisor, the Chief Compliance Officer or a Member of Senior Management all apparent violations of the Code without fear of retaliation. Supervisors and other Members of Senior Management shall immediately report possible material violations of the Code to the Chief Compliance Officer.  The Chief Compliance Officer shall promptly report to the Senior Management all material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to Senior Management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to Senior Management.

Senior Management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.

If you violate this Code, you are subject to remedial actions, which may include, but are not limited to, a letter of reprimand, disgorgement of profits, imposition of a substantial fine, demotion, suspension or termination.

INTERPRETATIONS AND EXCEPTIONS

Any questions regarding the applicability, meaning or administration of this Code shall be referred by the person concerned in advance of any contemplated transaction to the Chief Compliance Officer.  Exemptions may be granted by such person, if, in his or her judgment, the fundamental obligation of the person involved is not compromised.  The Chief Compliance Officer shall request exemptions from an appropriate control person of IronHorse.  The Chief Compliance Officer’s personal securities transactions, outside business activities and any other reportable events shall be reported to an appropriate management person.

CERTIFICATE OF RECEIPT AND COMPLIANCE

You are required to acknowledge receipt of your copy of this Code and to certify upon commencement of your employment or the effective date of this Code, whichever occurs later, and annually or upon amendment of the Code thereafter, that you have read and understand this Code and recognize that you are subject to this Code.  Each certificate will also state that you have complied with the requirements of this Code during the prior year, and, if appropriate, that you have disclosed, reported, or caused to be reported all transactions during the prior year in Covered Securities of which you had or acquired Beneficial Ownership.  The certificate of receipt and compliance acknowledgment of receipt of this Code is included as an Appendix to the Policies and Procedures Manual.

DEFINITIONS

A.

“Supervised Person” means any employee, director, officer, general partner, or

Advisory Person of IronHorse.

B.

“Access Persons” are any “Supervised Persons” who have access to nonpublic information regarding any clients' purchase or sale of securities (or nonpublic information regarding the portfolio holdings of any reportable fund), or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. While under the Investment Advisers Act, Access Persons and Supervised Persons are distinguishable, this Code makes no distinction between Access and Supervised Persons.  Based on the size and configuration of our firm, all Supervised Persons are considered Access Persons, and shall be referred to as “Supervised Persons.”

C.

“Advisory Client” means any natural persons or business entities for which IronHorse serves as investment advisor.

D.

“Security” shall mean any note, stock, treasury stock, shares issued by registered open-end investment companies, exchange traded funds, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.

E.

“Covered Security” shall mean a Security as defined in item D above (in effect, all securities) except that it shall not include:

?

Direct obligations of the government of the United States, such as U.S. Treasury bonds;

?

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

?

Shares issued by money market funds;

?

Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds, such as variable insurance products; and

?

Shares issued by open-end funds, such as open-end mutual funds.2   Note that this exception only extends to open-end funds registered in the United States and does

2 If IronHorse or a Supervised Person of IronHorse provides investment advice or controls an open-end fund then such fund would also be reportable.  Any Supervised Person must inform the CCO of any such advisory or control relationship with an open-end fund.

not include transactions and holdings in shares of both affiliated and unaffiliated closed-end funds, nor in offshore funds.  These latter categories are both reportable.  Exchange Traded Funds are also considered Covered Securities.

F.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. In this regard, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares, a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities).  Under this definition, an indirect pecuniary interest in securities generally includes, but is not limited to, securities held by members of a person’s immediate family sharing the same household provided, however, this presumption of beneficiary ownership may be rebutted, a person’s interests in securities held in certain trusts, a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership, a person’s right to receive dividends that is separated or separable from the underlying securities (otherwise a right to receive dividends alone shall not represent a pecuniary interest) and a person’s right to acquire securities through the exercise or conversion of any derivative security whether or not presently exercisable.  A person will not be deemed to be the beneficial owner of portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.   See the “Personal Securities Transactions—Beneficial Ownership” below for a further discussion of the application of “Beneficial Ownership.”

G.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

H.

“Limited Offering” shall mean an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.  This may include so-called hedge fund investments or generally investments in private securities.

I.

“Purchase or Sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

J.

“Security held or to be acquired” by an Advisory Client means (a) any Covered Security which (i) is or has been held by an Advisory Client or (ii) is being or has been considered by an Advisory Client or IronHorse for purchase by an Advisory Client; and (b) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in this Code.

APPENDIX I

IRONHORSE CAPITAL MANAGEMENT

Code of Ethics

PERSONAL SECURITIES INITIAL & ANNUAL HOLDINGS REPORT

Each Supervised Person is to report initially (within 10 days of becoming a Supervised Person) and annually thereafter (no later than January 31st of each year) information about any security holdings in which you have a direct or indirect beneficial interest, including any personal, household or family accounts and holdings or other accounts or holdings for which you have authority to trade or invest.

If an annual report, the information provided below must be current as of a date no more than 45 days before the report is submitted.

Instructions:

1.   Please complete all sections;

2.   Print, sign and date the form;

3.   Return to the Chief Compliance Officer; and

4.   Send before the deadline dates noted above.

Initial/Annual Holdings Information

            I do not currently have any securities holdings.

            I have attached statements of all securities holdings.

            I have arranged for the Firm to receive automatic duplicate statements of securities transactions and holdings which meet the reporting requirements. The following are the accounts in which any Securities are held for my direct or indirect benefit:

NAME OF BROKER/DEALER, BANK OR ENTITY WITH THE ACCOUNT	ACCOUNT NAME

Additional Information

Do you have any outside employment or business activity, including serving as a Director, Officer, Trustee, Member, Partner, or in any other capacity, for any other entity?

YES

NO

If YES, Describe:

I certify that to the best of my knowledge this form and the attached statement(s) (if any) constitute all of the information required to be submitted under the Restated Code of Ethics of IronHorse.

Date:

Signature

Print Name

Return to CCO.  Questions regarding this Form may be directed to the CCO.

Date Submitted to Chief Compliance Officer:

Reviewed by Chief Compliance Officer:

APPENDIX II

IRONHORSE QUARTERLY SECURITIES

TRANSACTION AND GIFT REPORT

FOR THE CALENDAR QUARTER ENDED [

]

To:  Chief Compliance Officer

Instructions:

1.   Please complete Item A OR B

2.   Please complete Item C

3.   Please complete Item D

4.   Print, sign and date the form;

5.   Return to the Chief Compliance Officer; and

6.   Send before the deadline date noted below.

A.

No reportable transactions.  ? OR

During the quarter referred to above, the following transactions were effected in Covered Securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Restated Code of Ethics of IronHorse.

SECURITY (INCLUDE FULL NAME OF ISSUER/TICKER SYMBOL OR CUSIP)	DATE OF TRANSACTION	INTEREST RATE AND MATURITY DATE (IF APPLICABLE)	NUMBER OF SHARES	PRINCIPAL AMOUNT OF TRANSACTION	NATURE OF TRANSACTION: (BUY/SELL)	PRICE AT WHICH TRANS- ACTION EFFECTED	BROKER/DEALER OR BANK EFFECTED THROUGH:

B. In lieu of the information required under A above, I represent that I have given instructions to each broker-dealer who holds Securities in which I have beneficial ownership to provide duplicate trade confirmations and/or brokerage account statements to IronHorse and together with any new accounts listed under C below, such transactions represent all transactions which must be reported pursuant to the Code of Ethics.  ?

C. During the quarter referred to above, I established the following accounts in which any

Securities were held during the quarter for my direct or indirect benefit:

NAME OF BROKER/DEALER, BANK OR ENTITY WITH THE ACCOUNT	DATE ACCOUNT WAS ESTABLISHED

OR N/A  ?

D.  Have you been the recipient of any gifts, business meals, sporting events, or other business entertainment from anyone doing business with the firm with a value in excess of $100 per gift or event?

YES

NO

If YES, Describe:

This report is to be signed, dated and returned within thirty (30) days of the end of the calendar quarter.  Your signature also certifies compliance with the “Gifts and Entertainment” provisions of the Code of Ethics, including reporting requirements.

Signature:

Printed name:

Date:

Questions regarding this form may be directed to the Chief Compliance Officer.

Date Submitted to Chief Compliance Officer:

Reviewed by Chief Compliance Officer: